Exhibit 23(b)

Consent of Independent Public Accountants

As independent public accountants, we hereby consent to the incorporation by reference of our report on the financial statements of Star Digitel Limited dated April 3, 1998 (except with respect to the matters discussed in Note 21(c), (d), (e), (f), (g), (h), (i), and (j), as to which the date is March 30, 1999), included in this Form 10-K of Vanguard Cellular Systems, Inc. (the Company), into the Company's previously filed Form S-4 Registration Statement No. 33-35054, Form S-3 Registration Statement No. 33-61295, Form S-8 Registration Statement No. 33-22866, Form S-8 Registration Statement No. 33-36986, Form S-8 Registration Statement No. 33-53559, Form S-8 Registration Statement No. 33-69824, Form S-8 Registration Statement No. 333-34771, Form S-8 Registration Statement No. 333-34785, and Form S-8 Registration Statement No. 333-34787.


                                                           Arthur Andersen & Co.

Hong Kong,
March 30, 1999.